Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR DECEMBER
          Dallas, Texas, December 4, 2008 — U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.31328 per unit, payable on December 29, 2008, to unit holders of record on December 15, 2008.
          This distribution reflects primarily the oil production for September 2008 and the gas production for August 2008, both including postings from the previous month’s production. Preliminary production volumes are approximately 24,784 barrels of oil and 485,027 Mcf of gas. Preliminary average prices are approximately $92.91 per barrel of oil and $8.08 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (Bbls)	Gas (Mcf)	(per Bbl)	(per Mcf)
Current Month	24,784	485,027	$92.91	$8.08

Prior Month	45,363	585,452	$110.24	$9.47
          The substantial decrease in postings for this month’s distribution is due to reduced posting of production and revenue due to the Thanksgiving holiday and the domestic market’s decrease in both oil and gas pricing.
          Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
          Due to the timing of Thanksgiving holiday coinciding with the end of the month of November, approximately $209,000 of revenue received will be posted in the following month of December in addition to normal receipts during December. Since the close of business in November and prior to this press release, approximately $3,076,000 in revenue has been received.

          Approximately $1,036,000 for 2008 Ad Valorem taxes is being deducted from this month’s distribution as compared to $571,000 for 2007. These payments are normal expenditures at this time of year.
          For the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free Number: 1.800.365.6541